EXHIBIT (A)(2)

                                STATE OF DELAWARE
                              CERTIFICATE OF TRUST

This Certificate of Trust, a business trust to be registered under the Investment Company Act of 1940, is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) and sets forth the following:

      1. The name of the trust is: The Exchange Traded Trust

      2. As required by 12 Del. C. Section 3807 and 3810(a)(i)b, the business address of the registered office of the Trust and the registered agent of the Trust for service of process is:

         The Corporation Trust Company
         Corporation Trust Center
         1209 Orange Street
         Wilmington, Delaware 19801

      3. This Certificate shall be effective upon FILING.

      4. Notice is hereby given that the Trust is a series Trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally.

This Certificate is executed this 12th day of July, 2005 in Milwaukee, Wisconsin, upon the penalties of perjury and constitutes the oath or affirmation that the facts stated above are true to the undersigned trustee's belief or knowledge.

                                          /s/ David G. Stoeffel
                                          ---------------------
                                          David G. Stoeffel
                                          Trustee


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